EXHIBIT 16 TO FORM 8-K


April 25, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 22, 2002, of American General Finance, Inc. and are in agreement with the statements contained in paragraphs
(a) (ii), (a) (iii), (a) (iv) and (a) (v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                       /s/  Ernst & Young LLP